EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-115242, 333-123517, 333-132907, 333-132914, 333-142006 and 333-145173 on Form S-8 and Registration Statement No. 333-145174 on Form S-3 of SiRF Technology Holdings, Inc. of our report dated July 31, 2007 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph for adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006) related to the consolidated financial statements of Centrality Communications, Inc. and subsidiaries appearing in this Current Report on Form 8-K /A of SiRF Technology Holdings, Inc.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

October 11, 2007